AMENDMENT NO.1
TO THE AGENCY AGREEMENT BETWEEN
 RIVERPARK FUNDS TRUST
AND
 DST SYSTEMS, INC.

THIS AMENDMENT (the “Amendment”) to the AGENCY AGREEMENT executed on the 18th day of August 2016 (the “Effective Date”) by and between DST SYSTEMS, INC., a Delaware corporation with offices at 333 West 11th Street, 5th Floor, Kansas City, Missouri 64105 (“DST”), and RIVERPARK FUNDS TRUST, a statutory trust existing under the laws of the State of Delaware, having its principal place of business at 156 W 56th Street, New York, NY 10019 (the “Trust”), acting on behalf of its series set forth on Schedule I, attached hereto, as may be amended from time to time (each a “Fund” and collectively, the “Funds”):

WHEREAS, the Trust and DST entered into that Agency Agreement dated September 14th, 2010 (including all amendments and Ancillary Agreements thereto, the “Agency Agreement”); and

WHEREAS, the Trust and DST wish to amend the Agreements to add RIVERPARK COMMERCIAL REAL ESTATE FUND, a Delaware statutory trust (the “CRE Fund”), as a party to the Agreements; and

WHEREAS, the Trust and DST now agree to modify the Agency Agreement as provided herein and by their execution below agree to such changes.

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, the Trust and DST agree as follows:

1.	The CRE Fund hereby agrees to (a) become a party to the Agency Agreement, by and among DST and the Trust and those Ancillary Agreements, as defined in the Agency Agreement (collectively referred to as the “Agreement”); and (b) be bound by all terms and conditions of the Agreement as a “Trust” or “Fund” (as such term is defined in the Agreement), having such rights, entitlements and obligations as set forth in the Agreement, and being held jointly and severally liable for such obligations. By its signature below, the CRE Fund confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement. The CRE Fund acknowledges receipt of a copy of the Agreement.

2.	Each of the TRUST and DST hereby agree (i) to accept the CRE FUND as a party to the Agreements and (ii) that the CRE FUND shall, together with RIVERPARK FUNDS TRUST, be referred to as a “Trust” or “Fund” (as such term is used in the Agreements) having such rights, entitlements and obligations as set forth in the Agreements.

3.	The parties acknowledge and agree that Section 4 “Scope of Appointment” is amended to add the following paragraph “I”:

“The parties acknowledge and agree that additional investment products associated with the Trust may elect to become parties to the Agreement and receive Services from DST as provided therein by execution of the Adoption Agreement attached hereto as Attachment I (the “Adoption Agreement”).   Thereafter,  any such additional  investment product shall,  collectively with the Funds be thereafter parties to this Agreement and be collectively referred to as the “Funds” as of the date of the execution of such Adoption Agreement. In the event   that any additional investment product elects to execute an Adoption Agreement and become a  party to this Agreement and the Ancillary Agreements after the commencement of its  operations such that such investment product’s securityholder records have been maintained  on the processing system of another transfer agent and must be converted onto DST’s TA2000 System from such prior transfer agent’s system, the additional investment product shall use its reasonable efforts to deliver to DST in Kansas City, Missouri, as soon reasonably. practicable,  all securityholder account information necessary for DST to perform the Services. DST shall have no liability for any Adverse Consequences arising or resulting from the failure to deliver any securityholder records to DST.

4.	Schedule I to the Agency Agreement – List of Funds.

Schedule I.  The Agreement is hereby amended to add a new Schedule I – List of Funds, attached hereto and incorporated by reference.

5.	Attachment I to the Agency Agreement – Form of Adoption Agreement.

Attachment I. The Agency Agreement is hereby amended to add a new Attachment I – Form of Adoption Agreement, attached hereto and incorporated by reference. For future reference, any new Fund or Trust will be required to execute this Attachment I  –  Adoption Agreement, agreeing to be bound by any and all terms of the Agency Agreement.

6.	Exhibit A to the Agency Agreement – Fee Schedule.

Exhibit A. Exhibit A as currently appearing in the Agreement is hereby deleted in its entirety and replaced with the new Exhibit A, attached hereto and incorporated by reference.

7.	Effect on Agreement. As of the Effective Date, this Amendment shall be effective to amend the Agreement and to the extent of any conflict between the Agreement and this Amendment, this Amendment shall supersede.

8.	Execution in Counterparts/Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging facsimile copies of this Amendment, duly executed, in which event the parties hereto will promptly thereafter exchange original counterpart signed copies hereof.

9.	Agreement in Full Force and Effect. Except as specifically modified by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Amendment, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by the Trust and DST as of the Effective Date.

10.	Capitalized Terms. All capitalized terms used but not defined in this Amendment will be deemed to be defined as set forth in the Agreement.

11.	Authorization. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

DST SYSTEMS, INC.		RIVERPARK FUNDS TRUST

By:		By:
Title:	Officer	Title:	Chairman

RIVERPARK COMMERCIAL REAL ESTATE FUND

By:
Title:	Chairman

ADOPTION AGREEMENT TO
 AGENCY AGREEMENT

This Adoption Agreement, dated as of August 18, 2016 (this “Joinder”), by and among DST  SYSTEMS, INC. (“DST”), a Delaware corporation, RIVERPARK FUNDS TRUST, a Delaware Statutory Trust (the “Trust”) and RIVERPARK COMMERCIAL REAL ESTATE FUND, a Delaware statutory trust (the “Additional Fund”).

The Additional Fund hereby agrees to (a) become a party to that Agency Agreement, dated as of September 14th, 2010 (the “Agreement”), originally by and among DST and the Funds set forth on  Attachment I of the Agency Agreement and those Ancillary Agreements; and (b) be bound by all terms and conditions of the Agency Agreement and the Ancillary Agreements as a “Fund” (as such term is defined in the Agreement), or Customer (as such term is defined in the Ancillary Agreements), having  such rights, entitlements and obligations as set forth in the Agreement.  By its signature below, the Additional Fund confirms to DST, as of the date hereof, its representations and warranties set forth in the Agreement.  The Additional Fund acknowledges receipt of a copy of the Agreement and the Ancillary Agreements.

Each of DST and the Trust hereby agrees to accept the Additional Fund as a party to the Agreement and  the Ancillary Agreements and that the Additional Fund shall be a “Fund” (as such term is defined in the Agreement) under the Agreement, having such rights, entitlements and obligations as set forth in the Agreement.

Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain  unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Joinder with regard to the subject matter hereof, the terms of this Joinder shall control.

This Joinder may be executed by the parties hereto on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Joinder to be executed as of the day and year first above written by their respective duly authorized officers.

DST SYSTEMS, INC.		RIVERPARK FUNDS TRUST

By:		By:
Title:	Officer	Title:	Chairman

RIVERPARK COMMERCIAL REAL ESTATE FUND

By:
Title:	Chairman

SCHEDULE I
LIST OF FUNDS

NAME:

RiverPark Large Growth Fund

RiverPark / Wedgewood Fund

RiverPark Short Term High Yield Fund

RiverPark Long/Short Opportunity Fund

RiverPark Structural Alpha Fund

RiverPark Strategic Income Fund

RiverPark Focused Value Fund

RiverPark Commercial Real Estate Fund

EXHIBIT A
RIVERPARK FUNDS FEE SCHEDULE
EFFECTIVE OCTOBER 1, 2015 – SEPTEMBER 30, 2020

I.       MINIMUM FEES:

A. Complex Minimum Fee	$200,000 per year

(Note: RiverPark will either pay the Complex Minimum Fee or the charges included in Section I.B, II, IV, V, Vision, and Disaster Recovery, whichever is greater.)

B. CUSIP Minimum Fees
CUSIPS 1 – 20	Bundled
CUSIPS > 20	$3,143 per CUSIP per year
(Note: Minimum applies unless charges included in Section II and V exceed the minimum.)

II.  MUTUAL FUNDS ACCOUNT SERVICE FEES:

Non Level 3 Open Accounts
0 – 25,000 Accounts	$18.33 per account per year
> 25,000 Accounts	$17.81 per account per year

Level 3 Open Accounts
0 – 25,000 Accounts	$2.62 per account per year
> 25,000 Accounts	$2.36 per account per year

Closed Accounts	$1.00 per account per year
New Accounts	$5.00 per account

III.  MUTUAL FUNDS ASSET BASED FEE:

$0 - $3,000,000,000	1.30 basis points per year
$3,000,000,001 - $4,500,000,000	1.15 basis points per year
$4,500,000,001 and greater	1.00 basis points per year

Notes to the above Asset Based Fees:

1.	During the term stated above, should a similar full service mutual fund client be offered lower Asset Based Fee rates, at the same tiers stated above, DST will notify RiverPark and RiverPark has the right to request DST renegotiate the fee structure and the parties shall renegotiate in good faith and mutually agree upon the Asset Based Fee rates to be charged going forward.

2.	During the term stated above, should RiverPark open funds with a lower expense ratio than those as of 10/1/2015, DST and RiverPark agree to negotiate in good faith and mutually agree to reduce the Asset Based Fees for those specific funds. The new Asset Based Fee will be based on the net advisory fee benchmark of the current funds.

3.	In the event the total complex assets fall below $2 billion, the Complex Minimum Fee will be capped at 1 bps. If such an event occurs, DST will have the option to renegotiate a new fee schedule or terminate the agreement with 120 days’ notice.

RIVERPARK
FEE SCHEDULE

IV.    OTHER SERVICE FEES1:

12b-1 Processing	Bundled
Lost Shareholder Compliance	Bundled
CDSC/Sharelot Processing	Bundled
Anti-Money Laundering Fees *	Bundled
Ad Hoc – Single or Multi	Bundled
Escheatment Costs	$159.70 per CUSIP per filing +
$1.92 per item + OOP Costs
Short Term Trader Fees *
90 Days or Less	Bundled
91 Days – 180 Days	$0.13 per account per year
181 Days – 270 Days	$0.20 per account per year
271 Days – 366 Days	$0.26 per account per year
367 Days – 2 Years	$0.39 per account per year
Omnibus Accountlets
Full Service	$0.63 per accountlet

V.            INTERVAL FUNDS ACCOUNT SERVICE FEES:

Open Accounts
0 – 50,000 Accounts	$7.50 per account per year
> 50,000 Accounts	$5.00 per account per year
Closed Account Fee	$1.00 per account per year
New Account Setup Fee - Manual	$15.00 per NASU
New Account Setup Fee – Semi Automated	$8.00 per NASU
New Account Setup Fee – Fully Automated	$2.00 per NASU
Phone Calls	$8.00 per call
Correspondence	$5.00 per item
Redemption Fees	$10.00 per item

VI.     INTERVAL FUNDS ASSET BASED FEE2

$0 - $250,000,000	3.0 basis points per year
$250,000,001 - $500,000,000	2.25 basis points per year
$500,000,000 - $1,000,000,000	1.5 basis points per year
$1,000,000,001 and greater	1.0 basis points per year

VII.   INTERVAL FUNDS ASSET BASED FEE DISCOUNT

Year 1 of Interval Funds	50%
Years 2- 5 of Interval Funds	0%

[1]
DST requires 120 days’ notice to begin providing Optional and Other Services, which time period may be reduced upon mutual agreement. DST requires 120 days’ notice to cease supporting and billing for Optional Services. The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.

[2]	Each financial product, inclusive of all share classes for that product, is measured individually for purposes of the asset based fees described above as of the end of the billing period.

RIVERPARK
FEE SCHEDULE

VIII.    INTERVAL FUNDS OTHER SERVICES3:

DPP Setup Fee	$10,000 per CUSIP
DPP Deconversion Fee	TBD
Closing Services	$3.00 per position
Closing Services Minimum	$25,000 per product per event

(Closing Services may include the following: coordination from non-traded to listed / traded  product, liquidation event, or merger with existing public company. Programming fees related to Closing Services are not included.  The greater of the closing services per product minimum or the per position fee will apply)

K-1 Account Fee	TBD
(Provide K-1 allocation file to the client selected tax preparer)

Ad-hoc Reports	TBD
AIP	$2,500 per month
Self-directed Custodial Services	$25.00 per SSN-paid by s/o
*Internet Dealer Commissions	$200 per month

IX.       OPTIONAL SERVICES:

Automated Work Distributor TM (AWD)	$5,200 per user

(Does not include hardware or third-party software, products will be priced separately as requested)

TA2000 Data Transmission to non DSTO print vendors *	$0.020 per record
Aged History Retention Fee – Online *	$5.00 per 1,000 lines
Aged History Retention Fee – Offline *	$3.50 per 1,000 lines

Reimbursable Expense and Other Expense	Exhibit A.1
NSCC *	Exhibit A.2
Vision	Exhibit A.3
SalesConnect	Exhibit A.4
FAN Mail	Exhibit A.5
Fund Closing / Deconversion *	Exhibit A.6
Cash Utilization	Exhibit A.7

[3]
DST requires 120 days’ notice to begin providing Optional and Other Services, which time period may be reduced upon mutual agreement. DST requires 120 days’ notice to cease supporting and billing for Optional Services. The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.

RIVERPARK
FEE SCHEDULE

Computer/Technical Support (Standard 2016 Rates)*
Business Analyst/Tester:
Dedicated	$130,493 per year (1,690 hours)
On-Request	$115.75 per hour
COBOL Programmer:
Dedicated	$220,020 per year (1,690 hours)
On-Request	$174.73 per hour
Workstation Programmer:
Dedicated	$252,173 per year (1,690 hours)
On-Request	$206.99 per hour
WEB Developer
Dedicated	$269,201 per year (1,690 hours)
On-Request	$222.62 per hour
Full Service Support:
Senior Staff Support	$77.50 per hour
Staff Support	$57.50 per hour
Clerical Support	$47.50 per hour

Conversion/Acquisition Costs – reimbursable and other expenses including, but not limited to travel and accommodations, programming, training, equipment installation, etc.

NOTES TO ABOVE FEES:

A. Fee Increases

The term of this fee schedule is five (5) years.  A Cost of Living increase will occur annually upon each anniversary of the Service Agreement in an amount not less than the annual percentage of change in the Consumer Price Index for all Urban Consumers (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics. Items marked by an “*” are subject to change with 60 days notice.

B. Late Fees

Any fees or reimbursable/other expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1.5% per month until payment is received.

EXHIBIT A.1

REIMBURSABLE AND OTHER EXPENSES

This schedule does not include reimbursable and other expenses that are incurred on the Fund’s behalf.

Examples of reimbursable and other expenses include, but are not limited to the items listed below.
Forms
Postage (to be paid in advance if so requested)
Mailing Services
Computer Hardware and Software - specific to Fund or installed at remote site at Fund’s direction
Telecommunications Equipment and Lines/Long Distance Charges
Magnetic Tapes, Reels or Cartridges
Magnetic Tape Handling Charges
EFS
Freight Charges
Printing
Bank Wire and ACH Charges
Proxy Processing - per proxy mailed not including postage
Includes:  Proxy Card
   Printing
   Outgoing Envelope
   Return Envelope
   Tabulation and Certification
T.I.N. Certification (W8 & W9)
     (Postage associated with the return envelope is included)
N.S.C.C Communications Charge
     (Fund/Serv and Networking)
Disaster Recovery[l]* (Includes St. Louis Data center)	$0.206 per account per year
Off-site Record Storage
Transmission of Statement Data for	Currently $.036/per record
Remote Processing
Travel, Per Diem and other Billables incurred by DST personnel traveling to, at and from the Fund at the request of the Fund.
Base Compliance Program Expense2

[1]
The annual charge of is paid monthly in increments of one-twelfth of the annual charge and will increase proportionate to any increase in DST’s costs to provide the recovery service or in the event that the current recovery goal is shortened. The current recovery goal is to have the TA2000 System as provided for in the Business Contingency Plan operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Fund-provided, in which case connectivity is the responsibility of Fund.

[2]	These fees shall be calculated to be 10% of the monthly fees in sections I. – VII. of the Fee Schedule, capped at $32,000 per year. The $32,000 cap is also subject to change with 60 days notice.

EXHIBIT A.2

NSCC FEES AND OUT-OF-POCKET EXPENSES

DST FEES

Bundled in Open Account rate.

NSCC PARTICIPANT FEES1

   The NSCC charges $40 per month per NSCC Participant any for CPU access/shared line costs.

   A combined participant base fee of $200 per month is charged for the following services:

   Fund/SERV:

   The NSCC charges an activity charge of $.175 per inputted transaction. Transactions  include purchases, redemptions and exchanges.

   Networking:

    - $.02 per account for funds paying dividends on a monthly basis
    - $.01 per account for funds paying dividends other than monthly

   Commission Settlement:

    - $30 per hundred records, per month, for one to 500,000 records; there is a $50 per month minimum processing charge
    - $.20 per hundred records, per month, for 500,001 to 1,000,000 records
    - $.10 per hundred records, per month, for 1,000,001 records and above

   Mutual Fund Profile Service Monthly Membership Fee

    - $325.00 per month

SETTLING BANK FEES

The fund may be charged fees by the Funds Settling Bank at which the net settlement account resides for monthly maintenance of this account. These are negotiated directly between the Fund and the Settling Bank.

[1]	DST does not guarantee fees charged by the NSCC.

EXHIBIT A.3

VISION
FEE SCHEDULE

Unless specifically indicated otherwise, all fees, charges and discounts will be applied separately to each individual affiliate of Customer that has been assigned a unique management code.

ID Charges

Number of ID Breakpoints	ID Charge Breakpoints
1 - 500	$3.25 per month/per ID for each of the first 500 IDs
501 - 1,000	$3.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000	$2.75 per month/per ID for each of the next 1,000 IDs
2,001 - 3,450	$2.50 per month/per ID for each of the next 1,450 IDs
3,451 - +	No charge for each additional ID over 3,450

In accordance with the schedule above, ID Charges for each affiliate of Customer cannot exceed a  monthly maximum of $9,500.

Inquiry Charges
Initial Set-up Fee	None.
Per View Charge[5]
Standard	$0.05
Reduced	$0.025

Statement Charges (optional)
Individual Statement Retrieval Charge	$0.05 per statement
Batch Statement Load Charge[6]	$0.03 per image
Monthly Statement Interface Support Charge[7]	$1,300

The Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

Data Extract Charges[2]
Advisor Requests	$0.12 per file
Non-Advisor Requests	$6.00 per file

Email Alert Charges
Per email charge	$0.05

[5]
The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response. DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge. Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge.  If applicable, Vision Charges do not include any charges or expenses Customer may incur separately from DST for AWD transactions or images offered through Vision.

[6]
The Batch Statement Load charge and the Data Extract charge will only be assessed at the time the statements are provided to Vision by the statement vendor or at the time data files are retrieved by Vision, as applicable, not at the time of viewing or downloading.

[7]	If Customer uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

EXHIBIT A.3, p.2

Transaction Processing Charges (optional)
Initial Set-up Fee	None
Purchase, Redemption, Exchange, Maintenance	$0.10 per transaction
NSCC Reject Processing	$0.10 per reject
Workflow Response	$0.10 per transaction
New Account Establishment (each new account transaction[8] may contain one or more new accounts)[4]	$0.35 per transaction
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum[9]	greater of $500 or actual usage

Dealer/Branch/Rep Updates (optional)
Flat Fee[6]
SalesConnect Customers (Rep level)	Waived
SalesConnect Customers (Branch level)
and Non-SalesConnect Customers

Number of Accounts	Flat Fee Charge
0 – 25,000	$0 per month
25,001 – 100,000	$250.00 per month
100,001 – 500,000	$500.00 per month
500,001 – 1,000,000	$1,000.00 per month
1,000,001 - +	$2,000.00 per month

Per Update
SalesConnect Customers (Rep level)	Waived
SalesConnect Customers (Branch level)
and Non-SalesConnect Customers	$0.10 per transaction

DST will combine accounts for all affiliates of Customer for purposes of determining the applicable Flat Fee for Customer’s affiliated corporate complex.  It is Customer’s responsibility to notify DST in writing of qualifying company affiliations.  Customer’s number of accounts will be reviewed every January 1 for purposes of determining the monthly Flat Fee charges for that year.

Volume Discounts
Discount Schedule (monthly)10

$7,500 - $15,000	20%
$15,001- $30,000	25%
$30,001- $45,000	30%
$45,001- +	35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

[8]
For clarity, regardless of whether Customer has elected to allow the Financial Products to participate in DST Prime for New Account Establishment and New Account Web Service Image Delivery (DST Prime is a service offered through DST Brokerage Solutions, LLC (“DST BS”) to brokers and other intermediaries and requires an agreement between the broker and DST BS and payment by the broker to DST BS), the Vision charges specified above will apply to all New Account Establishment and New Account Web Service Image Delivery transactions.

[9]	NSCC Reject Processing and Workflow Response shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.
[10]	ID Charges, Monthly Statement Interface Support Charges and Dealer/Branch/Rep Updates Flat Fee are not included in Volume Discount calculations.

EXHIBIT A.3, p.3

Platinum/Gold Discount

An additional discount shall be applied to the net Fees (i.e., after Volume Discounts) paid by Customer for DST’s Vision Services if Customer is utilizing DST’s Basic FAN Mail Services pursuant to the applicable Master Agreement for DST FAN Mail Services, as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to the Service Exhibit to the Master Agreement for DST FAN Mail Services, and at the beginning of each calendar year thereafter, DST shall review the average combined annual usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. Customer shall receive the following discounts on Vision Services fees for the then current calendar year, in the event the total annual combined usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed at least:

Gold Level

Qualification:	$180,000.00 annually, but less than $300,000.00.

Discount:	The discount for each billing cycle equals 2½% of Vision usage fees billed for such cycle.

Platinum Level

Qualification:	$300,000.00 annually, but less than $2,000,000.00.

Discount:	The discount for each billing cycle equals 5% of Vision usage fees billed for such cycle.

Platinum Plus Level

Qualification:	$2,000,000.00 annually.

Discount:	The discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount will be shown on each invoice issued to Customer.

EXHIBIT A.4

SALESCONNECT
Fee Schedule

One-Time Implementation Fee
Base[1]	$25,000

TA2000 Account Clean-up
First 2,500 firm/office/rep combinations	Included in base
Each firm/office/rep combination thereafter	$2.04

Calendar Sync	$2,553

Monthly Service Fees[2]
Data Management
Producing rep entities[3]	$0.51 (each)
Non-producing rep entities	No additional charge
Monthly minimum	$6,126

Transaction Storage
Up to 10,000,000 total transactions[4]	No additional charge
Transactions over 10,000,000	$0.0001 (each)

Discount Applied to Fees in the Specified Range5

	$0 to $20,000	0%
Breakpoint 1	$20,001 to $40,000	33%
Breakpoint 2	Over $40,000	50%

Optional Monthly Fees
CRM Modules[6]	$3,063
Operator IDs[7]
First five	No additional charge
Six through twenty	$133 (each)
Twenty-one through forty	$123 (each)
Over forty	$112 (each)
Reporting Database[8]	$1,021

[1]
In addition to product setup and training, the one-time implementation fee includes clean-up of your existing TA2000 intermediary information on both FID and your shareholder accounts up to 2,500 firm/office/rep combinations.

[2]	Monthly servicefees commence in the month transaction scrubbing begins.
[3]
Producing rep entities are defined as all rep level entities that either have a current asset balance or have been linked to at least one purchase transaction during the previous two years. Each rep entity is separately counted including individual reps, partnership entities, and house/default reps.

[4]	Transaction storage fee is based on total historical transaction records retained in the Transaction History table.
[5]	Discounts only apply to the fees within the specific ranges and not to the aggregate monthly fee.
[6]	Includes all core CRN modules plus SalesConnect Mobile and SalesConnect Calendar Sync. SalesConnect Calendar Sync requires network connectivity to the Winchester Data Center (fees not included).
[7]	Operator IDs provide access to the SalesConnect Application for searches, reports/queries, general administration, and, if applicable, accessing the CRM modules.
[8]
Provides direct access to a copy of the SalesConnect production database for developing custom queries and reports utilizing a client’s own reporting tool. Requires network connectivity to the Winchester Data Center.

EXHIBIT A.4, p.2

Professional Services (upon request)1

1.
Perform outsourced administrative functions including territory management, spreadsheet processing, operator ID access, fund/transaction code maintenance, and trade/asset resolution outside of the procedures established by the SalesConnect Team.

2.	Modify an existing interface or develop new transaction/asset interfaces (either direct file transmissions or spreadsheets) into the SalesConnect Application.

3.	Modify an existing outbound file or develop a new outbound file for scrubbed transactions, assets, and firm/office/rep maintenance.

4.	Convert data from an existing Customer system into SalesConnect (e.g., historical transactions, notes, activities, unique identifiers for firms/offices/reps, etc.).

5.
Provide consulting services related to processing the SalesConnect outbound files into a downstream sales system (two hours are provided at no charge, thereafter minimum charge is $15,000 for 100 hours).

6.	Modify an existing interface or develop a new literature order and tracking interface to/from client’s fulfillment vendor and SalesConnect.

7.	Modify an existing report or develop new reports accessible through the SalesConnect web site.

The foregoing fees are billable monthly at the rates stated above and shall be paid within thirty (30) days of Customer’s receipt of the invoice to the address specified in the invoice (“Due Date”) subject to and in accordance with the terms and conditions set forth in Paragraph 6 of the Agreement.

Automatic Annual Increase Provision:
The foregoing fees are subject to an annual increase at the same time and manner as set forth in the TA2000 Agreement.

[1]	Fees for Professional Services will be determined based on specific client requirements and DST’s prevailing hourly rates.

EXHIBIT A.5

FILE AND USAGE FEE SCHEDULE – TA2000
TO
BASIC FAN MAIL SERVICES EXHIBIT

1.            Files.

The following Files may be made available to Recipients:

“Account Position” - This file reports the current Financial Product Unit balance and net asset value for every account, regardless of whether the account had activity. This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity” - This file is generated as a result of activity being posted to the Financial Product Unit owner account. The information in this file reports all activity involving the movement of money and/or Financial Product Units (with the exception of distributions) and consists of two (2) records per account.

“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each Financial Product Unit holder account for the Recipient. The Account Master Position is used to initialize the Recipient’s database. The New Account Activity provides any new accounts established for the Recipient. The Non-Financial Activity is generated from maintenance activity to the Financial Product Unit owner registration. These files consist of three (3) records per account.

“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain. The file will be generated after the distribution has been applied to the Financial Product Unit holder account. This file consists of two records (2) per account.

“Daily Price” This file contains the daily offering price and Net Asset Value of every CUSIP (separate security). This file consists of one (1) record per CUSIP.

“Security” - This file is systematically generated by DST and appended to the end of each associated Account Master Position/New Account Activity/Non-Financial Activity file being delivered. This file may also be generated upon request based on the month-end Account Position file. Unique security investment details such as Ticker/Quotron, CUSIP, Fund and Product Names are reported within this file. This file consists of one (1) record per unique CUSIP delivered in the associated file. Because this file is used to supplement the Account Master Position/New Account Activity/Non-Financial Activity files, DST does not charge any fees for the records provided in this file.

“Average Cost Position/Activity” - This file reports cost basis details including initial cost basis, the source of reporting, the last calculation date, the current net investment figure and current shares. The Average Cost Position file is used to initialize a Recipient’s database. The Average Cost Activity file is generated as a result of a change to the cost basis of an account. These files consist of one (1) record per account.

2.            Usage Fees.

DST will charge Customer fees per record made available, including all “header” records and “trailer” records, in accordance with the following fee schedule. Typically, a single header record is used to designate the beginning of data for a Recipient within a given File and a single trailer record is used to designate the end of data for a Recipient within a given File. One to many records may be included between the “header” and “trailer” records. Most Files consist of two (2) to three (3) records per account, each 160 bytes of information being a separate record.

EXHIBIT A.5, p.2

Accordingly, by way of example, if Customer sends an Account Position File for two Recipients, one with 25 accounts and one with 50 accounts, the following records would be billable to Customer.

	File Type	Records
Recipient A	Header	1
	25 Accounts (2 records per account)	50
	Trailer	1
Recipient B	Header	1
	50 Accounts (2 records per account)	100
	Trailer	1
	Total Records	154

DST will not bill Recipients for the Files made available to them.

Level	Per Record Fees
Branch/Rep	$.018
Dealer	$.012
Daily Price File	$.002 or $1.75 per Recipient per month, whichever is less

3. Volume Discounts.

DST will offer Customer discounts based on the amount of each total per record charge per method of delivery incurred by Customer in a month. The following discount schedule will apply:

Total Per Record Fees	% Discount on Amount Over Threshold
$0.00 - $2,500.00	0%
$2,501.00 - $5,000.00	10%
$5,001.00 - $7,500.00	15%
$7501.00 - $10,000.00	20%
$10,001 - $30,000.00	25%
$30,001.00 - +	50%
Monthly FAN Mail Access and Support Charge	$500.00

The Monthly FAN Mail Access and Support Charge paid by Customer shall not be included in the eligible fees for purposes of determining any discount.

4. Gold and Platinum Discounts.

An additional discount shall be applied to the usage fees paid by Customer for (i) Basic FAN Mail Services and (ii) if Customer is utilizing DST’s Vision Services pursuant to the applicable DST agreement for such services, Vision Services as follows:

At the beginning of the next calendar year following the first calendar year in which Customer has received Basic FAN Mail Services pursuant to this Service Exhibit, and at the beginning of each calendar year thereafter, DST shall review the average combined monthly usage fees actually paid by Customer for Basic FAN Mail Services and Vision Services for the previous calendar year. In the event the average monthly usage fees paid equal or exceed at least $15,000.00, Customer shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:

EXHIBIT A.5, p.3

In the event the average monthly usage fees paid equal or exceed at least $15,000.00, Customer shall receive the following discounts on all usage fees for Basic FAN Mail Services and, if applicable, Vision Services for the then current calendar year:

Gold Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $15,000.00 ($180,000.00 annually) but are less than $25,000.00.

Discount:	If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 10% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 2½% of Vision usage fees and an additional 2½% (i.e., 12½% total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $25,000.00 ($300,000.00 annually).

Discount:	If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 15% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 5% of Vision usage fees and an additional 2½% (i.e.,17½% of total) of Basic FAN Mail usage fees billed for such cycle.

Platinum Plus Level

Qualification:	Average combined monthly usage fees paid by Customer for Basic FAN Mail Services and Vision Services equal or exceed $166,666.67 ($2,000,000.00 annually).

Discount:	If Customer receives only Basic FAN Mail Services, the discount for each billing cycle equals 25% of the usage fees billed for such billing cycle.

If Customer receives both Basic FAN Mail Services and Vision Services, the discount for each billing cycle equals 10% of Vision usage fees billed for such cycle.

DST will combine qualified usage fees for all affiliates of Customer for purposes of determining the applicable discount for Customer’s affiliated corporate complex. In order to qualify, an affiliate of Customer must be an entity which directly or indirectly controls1, is controlled by or under common control with, Customer. It is Customer’s responsibility to notify DST in writing of qualifying company affiliations. DST will not combine an affiliate’s usage fees with Customer’s unless and until Customer has so notified DST. No retroactive adjustments to the Gold and Platinum discounts will be made based on previously undisclosed company affiliations. If Customer qualifies, the discount shall be shown on each invoice issued to Customer.

[1]
Control” over an entity shall mean (i) the possession, directly or indirectly, of 100% of the voting power to elect directors, in the case of an entity that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in eachcase whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or an entity having management rights comparable to those of a general partner shall be deemed to control such entity. The terms “controlling” and “controlled” shall have corollary meanings.

EXHIBIT A.6

FUND CLOSING / DECONVERSION FEE SCHEDULE

Fees effective as of fund closing or deconversion:1

Closed Accounts	As stated in fee schedule

Closed CUSIP Fee	Bundled

Programming

As required at DST’s then current standard rates.

Reimbursable and Other Expenses

This schedule does not include reimbursable and other expenses that are incurred on the Fund’s behalf. Examples of such reimbursable and other expenses include but are not limited to forms, postage, mailing services, telephone line/long distance charges, transmission of statement data for remote print/mail operations, remote client hardware, document storage, tax certification mailings, magnetic tapes, printing, microfiche, Fed wire bank charges, ACH bank charges, NSCC charges, as required or incurred, etc. These expenses are billed separately from Account Maintenance and Programming fees on a monthly basis.

[1]	Charges are effective through May of the following year to compensate DST for tax reporting and statement production.

EXHIBIT A.7
DST CASH UTILIZATION
INVESTMENT SERVICE22

The following describes the DST Cash Utilization investment service:

1)
Net collected balances: Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N. A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money Market Sweep: Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money Market account in DST’s name. This account will be registered as “for the account of DST (Client Name)”. The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money Market account. The following business day, balances will again be swept into the Money Market account and will be invested overnight along with residual earnings from previous days, and so on each business day. All investments of amounts in the Money Market account will be made in the name and for the account and the risk of DST, and DST will be obligated to Client to transfer to the originating accounts on the next business day any amounts transferred from such originating accounts to the Money Market account.

Overnight Repo: Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment. The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of principal versus earnings in customer’s accounts. All investments of amounts swept into an overnight Repo investment will be made in the name and for the account and the risk of DST, and DST will be obligated to Client to transfer to the originating accounts on the next business day any amounts transferred from such originating accounts to the overnight Repo investment.

No investment advisory functions: DST would not be performing investment advisory functions as a part of this service. The Money Market and Repo sweep vehicles are UMB product offerings.

2)
Lower bank account service charges: For customers electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be 10% less than customer’s current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank. These reduced fees will benefit customer directly and will not be available to smaller, individual customers of the bank.

Service Fee Payment: Each month, UMB will determine customer’s service fees and invoice them to DST. DST will pay them on customer’s behalf from the accumulated earnings of both overnight investment vehicles. DST will provide customer with a copy of the UMB invoice supporting these charges.

3)	DST Fee: DST’s fee for this service allows for DST to collect 25% of all gross overnight investment earnings from both investment vehicles for this Cash Utilization service.

[22]	Requires a separate contract.

EXHIBIT A.7, p.2

DST Fee Collection: Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles. DST will provide customer with detail supporting the calculation of this fee.

4)
Net Earnings Credit: Each month, the remaining net earnings, reduced by both UMB and DST service charges, will be credited against the Financial Products’ Transfer Agency fees as a direct reduction of Financial Product expenses. Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.

Reconciliation: DST will perform the reconciliation of earnings, service charges and credits. DST will also determine the apportionment of the credits to the individual Financial Products in accordance with the following procedure the portion of the total credit that each Financial Product receives shall be equal to the percentage of total TA fees that each Financial Product’s individual fees represent each month. On customer’s TA fee invoice, DST will provide the detail of original gross charges, the amount of the credit for each individual Financial Product and the net amount due for each Financial Product. The Financial Products would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

5)
Independent, Otherwise Unaffiliated Directors: Customer hereby advises DST that the agreement now being negotiated by and between the Financial Products and DST whereby DST is appointed as the transfer agent for the Financial Products and this Cash Utilization Investment Service will be, approved by a majority of the directors or trustees of each Financial Product, including a majority of those directors or trustees who are not officers or employees or, except with respect to their serving as a member of the board of directors or trustees are not otherwise affiliated with the Financial Product or the Financial Product’s affiliates, that is, are not “interested persons” of the Financial Product or its affiliates, as that term is defined in the 1940 Act.

6)
Authorization: Notwithstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency, or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST from NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Financial Products.